Exhibit 5.1

September 22, 2005

Kansas Gas and Electric Company

777 West Central

Wichita, Kansas 67203

U.S. Bank National Association

225 Asylum Street, 23rd Floor

Hartford, Connecticut 06103

RE:	Kansas Gas and Electric Company (the “Company”)

Ladies and Gentlemen:

We have acted as special counsel to U.S. Bank National Association, a national banking association, in its individual capacity (“USB”) and, not in its individual capacity, but solely as Owner Trustee (the “Owner Trustee”), in connection with the Company’s offer (the “Exchange Offer”) to exchange the 5.647% Secured Facility Exchange Bonds, Series 2005, Due 2021 (the “2005 Exchange Bonds”) for any and all of the outstanding 5.647% Secured Facility Bonds, Series 2005, Due 2021 (the “2005 Bonds”). The 2005 Exchange Bonds will be subject to a Registration Statement on Form S-4 (the “Registration Statement”). The 2005 Bonds were issued, and it is proposed that the 2005 Exchange Bonds be issued, under an indenture dated as of September 1, 1987, as supplemented by a First Supplemental Indenture dated as of September 29, 1992 and a Second Supplemental Indenture dated as of June 30, 2005, among the Company, the Owner Trustee and Deutsche Bank Trust Company Americas (formerly known as Bankers Trust Company), as the Indenture Trustee (the “Trustee”) (as may be supplemented or amended from time to time, the “Indenture”). Capitalized words used and not otherwise defined herein shall have the meanings ascribed to them in the Purchase Agreement dated June 21, 2005 between the Company and Credit Suisse First Boston LLC, as Representative of the several Purchasers named therein (the “Purchase Agreement”).

We have examined counterparts or copies otherwise identified to our satisfaction, of the 2005 Exchange Bonds and the Indenture executed and delivered on or prior to the date hereof by USB or the Owner Trustee, as the case may be. We have also examined originals, or copies certified or otherwise identified to our satisfaction, of such other records, documents, certificates, or other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

We have assumed the genuineness of all signatures (other than those on behalf of USB or the Owner Trustee), the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document (other than on behalf of USB or the Owner Trustee).

The opinion set forth below relating to the enforceability of any agreement or instrument against USB or the Owner Trustee is subject to the following general qualifications:

(i) as to any agreement to which USB or the Owner Trustee is a party, we assume that such agreement is the binding obligation of each other party thereto (other than USB or the Owner Trustee);

(ii) the enforceability of any obligation of USB or the Owner Trustee may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, marshaling or other similar laws affecting the enforcement generally of creditors’ rights and remedies (including such as may deny giving effect to waivers of debtors’ or guarantors’ rights); and

(iii) the enforcement of any rights and the availability of any specific or equitable relief of any kind may in all cases be subject to an implied duty of good faith and to general principles of equity (regardless of whether such enforceability or relief is considered in a proceeding at law or in equity).

Subject to the limitations set forth above, we have made such examination of law as we have deemed necessary for the purposes of this opinion. The opinion expressed herein is limited solely to the internal substantive laws of the State of Connecticut and the federal laws of the United States of America governing the banking and trust powers of USB. No opinion is expressed herein as to the application or effect of federal securities laws or as to the securities or so-called “blue sky” laws of any state or other jurisdiction.

With your permission, we have assumed that the laws of New York are not materially different from the laws of the State of Connecticut.

Upon the basis of the foregoing, we are of the opinion that the 2005 Exchange Bonds have been duly authorized by the Owner Trustee and, when executed and authenticated in accordance with the provisions of the Indenture and delivered in accordance with the terms of the Exchange Offer, will be legal, valid and binding obligations of the Owner Trustee and will be entitled to the benefits of the Indenture.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement relating to the Exchange Offer. We also consent to the references to us and the use of the name of our firm under the caption “Validity of the 2005 Exchange Bonds” in the prospectus contained in such Registration Statement.

This opinion is rendered in connection with the above matter.

Very truly yours,

/s/    Shipman & Goodwin LLP

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